Exhibit 10.39(b)

FIRST AMENDMENT OF LEASE

This **FIRST AMENDMENT OF LEASE**, made as of the 1st day of October, 2002, between **OVERTIME PROPERTIES, LLC**, a New York limited liability company with its principal office at 252 West 29th Street, Suite 400, New York, New York 10001 (the "Landlord") and **TECHNICAL CAREER INSTITUTES, INC.**, a New York corporation with an address at 320 West 31st Street, New York, New York 10001 (hereinafter referred to as the "Tenant")

WITNESSETH:

WHEREAS, the Landlord and Tenant entered into an agreement of lease, dated as of December 19, 1997 (the "Lease") wherein the Landlord leased to the Tenant the premises described in the Lease (the "Premises"), in the building of the Landlord known as **320 West 31st Street**, New York, New York for a term to commence December 19, 1997 and expire (unless sooner terminated in accordance with the provisions of the Lease) on December 31, 2003 at the rentals and upon the other terms, covenants and conditions in such Lease set forth; and

WHEREAS, Landlord and Tenant have agreed to amend the Lease by extending the term, by modifying the rent during the final fifteen months of the original Term, and by making certain other changes as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, Landlord and Tenant hereby agree that the Lease is hereby modified as follows:

1. **Term.** The Term of the Lease is hereby extended, so that the new Expiration Date shall be June 30, 2013.

2. **Fixed Net Rent.** Section 2.1(a) is modified by deleting subsections (v) and (vi) and substituting the following: (v) From January 1, 2002 through September 30, 2002, $1,438,998

per annum (payable $119,916.50 per month); (vi) From October 1, 2002 through September 30, 2004, $2,150,000 per annum (payable $179,166.67 per month); (vii) From October 1, 2004 through September 30, 2006, $2,257,500 per annum (payable $188,125.00 per month); (viii) From October 1, 2006 through September 30, 2008, $2,370,375 per annum (payable $197,531.25 per month); (ix) From October 1, 2008 through September 30, 2010, $2,488,893.75 per annum (payable $207,407.81 per month); (x) From October 1, 2010 through September 30, 2012, $2,613,338.44 per annum (payable $217,778.20 per month); and (xi) From October 1, 2012 through June 30, 2013, $2,744,005.36 per annum (payable $228,667.11 per month).

3. **Free Rent.** Notwithstanding the provisions of paragraph 2 above, and provided Tenant is not in default hereunder beyond any applicable notice and cure periods, Tenant shall be excused from paying fixed rent in the aggregate amount of $716,666.68, in installments as follows: (a) for each of the twelve months commencing October 1, 2002 and continuing through September 31, 2003, the Fixed Net Rent payable pursuant to Section 2.1(a)(vi) shall be reduced by $59,250.17 per month, so that for each of those twelve months Tenant's shall only be obligated to pay Fixed Net Rent at the rate of $119,916.50 per month; and (b) for the month of October, 2003, the Fixed Net Rent payable pursuant to Section 2.1(a)(vi) shall be reduced by $5,664.64, so that for October, 2003, the Fixed Net Rent payable by Tenant shall be $173,502.03.

4. **Reimbursement for Certain Capital Expenditures.** Sections 30.2 and 30.3 are deleted in their entirety. Section 30.4 is renumbered 30.3 and a new 30.2 is added as follows:

"30.2 (a) Landlord agrees to reimburse Tenant for certain capital expenditures, the types of expenditures for which Landlord will provide reimbursement and the amount of Landlord's reimbursement being limited as set forth herein. Capital expenditures incurred and paid by Tenant on or after October 1, 2002 with respect to (A) elevators, (B) windows, (C) the heating, ventilation and air conditioning ("HVAC") system, or (D) the roof are collectively referred to

hereinafter as "Reimbursible Expenses". Reimbursible Expenses include only Tenant's actual, out-of-pocket costs, and exclude (x) soft costs (e.g. architect, engineer, expediter and permit fees) in excess of 20% of the hard costs of the item of capital expenditure to which the soft costs relate, and (y) any capital expenditures not specifically for (A), (B), (C) or (D) above. Landlord shall reimburse Tenant for Reimbursible Expenses up to a maximum of $400,000 ("Improvement Allowance"), in accordance with the following procedure:

(1) The Landlord shall reimburse the Tenant from time-to-time (but not more often than monthly) for Reimbursible Expenses, up to an aggregate maximum reimbursement of $400,000, but subject to the amount available in the Improvement Allowance (as funded as set forth below) within thirty (30) days following receipt of the following:

(I) a request for payment of the Improvement Allowance signed by an officer of Tenant, specifying the work for which reimbursement is being sought, which shall be accompanied by a certificate signed by an officer of Tenant certifying that the payment requested in the invoice has been paid in full and that the work specified therein have been completed substantially in conformance with the plans therefor approved (if required by Article 35) by Landlord and that such work has been completed in a good and workmanlike manner. To the extent that Tenant's work involves both Reimbursible Expenses and other expenses, Tenant's officer shall certify that the expenses for which reimbursement is sought are Reimbursible Expenses;

(II) copies of cancelled checks or wire confirmations, or other evidence reasonably satisfactory to Landlord,evidencing the amount for which payment or reimbursement is sought evidencing payment in full;

(III) a certificate from Tenant's architect or engineer stating that (x) such portion of Tenant's work for which reimbursement is being sought has been fully completed substantially in accordance with the final plans as approved (if required by Article 35) by the Landlord, and (y) that such work has been completed in a good and workmanlike condition. To the extent that Tenant's work involve both Reimbursible Expenses and other expenses, Tenant's architect shall certify that the expenses for which reimbursement is sought are Reimbursible Expenses; and

(IV) unconditional lien waivers from each contractor(s) or subcontractor(s) to the extent of the amount to be paid to such parties. Landlord shall not be obligated to reimburse Tenant for any invoice which is not accompanied by such a waiver. Upon completion of each contractor's and subcontractor's work, Tenant shall deliver to Landlord general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the work and the materials furnished in connection therewith

(2) It is understood and agreed that Landlord shall have no responsibility for the performance of the contractor performing the work (including matters of quality or timeliness), and in the event that for any reason the work is not completed in a timely fashion and/or there is any other problem with respect to the work, this lease shall nevertheless continue in full force and effect, and Tenant shall have no right, remedy or claim (including any claim for actual, punitive or consequential damages) against Landlord.

(3) Landlord's maximum liability under this Article shall not exceed $400,000. If the actual cost of work of the type for which reimbursement is permitted hereunder shall exceed the amount of the Improvement Allowance, the entire amount of the excess cost shall be paid solely by Tenant and Landlord shall be under no obligation to pay such excess.

(4) Reimbursible Expenses for which Tenant has satisfied the conditions for payment, and for which there is insufficient money in the Improvement Allowance, shall be reimbursed to Tenant as the Improvement Allownace is funded.

(b) Landlord will fund the Improvement Allowance by making 40 monthly payments of $10,000 each on the first day of each month commencing November 1, 2003 through and including February 1, 2007. Such payments shall be made into one or more separate accounts in the name, and under the exclusive control, of Landlord. Starting January 15, 2004, and quarterly thereafter (every April 15, July 15, October 15 and January 15), Landlord shall provide evidence reasonably satisfactory to Tenant that the Improvement Allowance has been funded in accordance with this provision. All income earned on the funds so deposited shall, from time to time at the discretion of Landlord, be paid to Landlord. The funds so deposited shall at all times remain the sole property of Landlord, until disbursed in accordance herewith, and the Tenant shall not be entitled to receive, in the form of cash, rent credits or otherwise, any portion of the Improvement Allowance which remains unused at the end of the Term. No architect, engineer, contractor, subcontractor or other person, payments to whom would constitute Reimbursible Expenses, shall be deemed a third party beneficiary of this agreement.

(c) Notwithstanding anything to the contrary contained in this Lease, Landlord shall be solely responsible, at Landlord's expense, for repairing, maintaining and replacing the walls, foundations and other structural elements of the Building, excluding the roof and windows. Tenant agrees notwithstanding anything contained herein to the contrary that, to Tenant's actual knowledge based solely on a visual inspection by Tenant's maintenance man and not on an analysis by an engineer, that the following work is now required to be performed at the Building by Tenant at Tenant's expense: (i) removal of sections of roof over admissions and finance office and over rooms 155 and 158 to concrete and replacement thereof; (ii) installation of an intake and exhaust fan for air circulation in one conference room, and (iii) replacement of fire rated doors and hardware in stairwell. Tenant is not aware (based on such visual inspection only) of any other condition which Tenant was obligated to repair, maintain or replace prior to the date of this First Amendment of Lease; provided, however, Landlord acknowledges that a lay person only has made such visual inspection. Tenant acknowledges that items (i), (ii) and (iii) described

above in this subparagraph 30.2(c) are to be undertaken promptly by Tenant, at Tenant's expense, and no part thereof shall constitute Reimbursible Expenses."

5. **Assignment and Subletting.** If Tenant decides in its sole discretion to assign this Lease or sublet the Premises, and such assignment or subletting is permitted and, if necessary, approved pursuant to Article 27, Landlord agrees that the use to which the Premises may be put in connection therewith shall include office purposes. In the event a change in use to office purposes is required to effect the purpose of such assignment or subletting,Tenant shall be solely responsible for all costs and expenses in connection with changing the certificate of occupancy to an office use. Notwithstanding the foregoing, the Landlord may condition its consent to a subletting or assignment for office purposes upon obtaining the agreement of the Tenant and, in the case of an assignment, Tenant's assignee, to change the certificate of occupancy at the end of the term of such subletting or at the end of the Term back to one for school purposes, as in effect on the date hereof, the Tenant to bear all costs and expenses in connection therewith.

6. **Notices.** Section 43.1 is amended to provide that the address for Allan Feingertz, Esq. is One Penn Plaza, 37th Floor, New York, New York 10119-3701.

7. **Early Termination Option.** Tenant's early termination option under Article 44 has expired and there are no additional termination options.

8. **Nondisturbance.** Landlord agrees to request in writing of its existing mortgagee that such mortgagee enter into a subordination, non-disturbance and attornment agreement, in customary form, with Tenant.

9. **Mortgagee Consent.** The effectiveness of this First Amendment of Lease is contingent upon obtaining the consent of the existing mortgagee. Promptly following execution hereof, Landlord shall submit this First Amendment of Lease to the mortgagee for its approval.

In the event that the mortgagee's approval is not obtained by November 15, 2002, then either party, by written notice to the other, may terminate this First Amendment of Lease, which shall thereupon be deemed void ab initio.

10. **Broker.** Landlord and Tenant each represents and warrants to the other that all of the negotiations respecting this First Amendment of Lease which were conducted with or through any person, firm or corporation, other than the principals ans officers of Landlord and Tenant, were conducted through First New York Realty Co. Inc. ("First New York") and Newmark & Company Real Estate, Inc. ("Newmark"). Landlord agrees to pay the commission or other fee due to First New York pursuant to the terms of a separate agreement. Tenant agrees to pay the commission or other fee due to Newmark pursuant to the terms of a separate agreement. Landlord and Tenant agree to indemnify and hold one another harmless from and against all demands, liabilities, losses, causes of action, damages, costs and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred in connection with any claims for a brokerage commission, finder's fee, consultation fees or other compensation arising out of any conversations or negotiations had by the party against whom indemnification is claimed with any broker or other person except for (a) First New York, in the case of Tenant's indemnity, and (b) Newmark, in the case of Landlord's indemnity.

11. **Counterparts.** This agreement may be executed in one or more counterparts, and all such counterparts shall constitute one agreement binding on the parties notwithstanding that both parties are not signatories to the original or same counterpart.

IN WITNESS WHEREOF, the parties have caused these presents to be duly executed as of the day and year first above written.

OVERTIME PROPERTIES, LLC, Landlord

By: Lisa A. Kleinow, as trustee under an indenture of Charles D. Kleinow dated December 2, 1997 for the benefit of Derek C. Kleinow

____
Lisa A. Kleinow, Trustee

TECHNICAL CAREER INSTITUTES, INC., Tenant

By: Thomas M. Coleman
Name: THOMAS M. COLEMAN
Title: PRESIDENT

1100452.5

IN WITNESS WHEREOF, the parties have caused these presents to be duly executed as of the day and year first above written.

OVERTIME PROPERTIES, LLC, Landlord

By: Lisa A. Kleinow, as trustee under an indenture of Charles D. Kleinow dated December 2, 1997 for the benefit of Derek C. Kleinow

Lisa A. Kleinow, Trustee

TECHNICAL CAREER INSTITUTES, INC., Tenant

By:______________________________
Name:
Title: